EXHIBIT 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800

June 5, 2008

Rhapsody Acquisition Corp.
825 Third Avenue, 40th Floor
New York, New York 10022

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed on April 21, 2008 by Rhapsody Acquisition Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), File No. 333-150343, as amended, covering an aggregate of (i) 24,094,800 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) to be issued to the holders of Primoris Corporation (“Primoris”) common stock, in exchange for their Primoris common stock upon the consummation of the Agreement and Plan of Merger by and among the Company, Primoris and certain of the stockholders of Primoris (“Merger”), and (ii) 5,000,000 shares of the Company’s common stock issuable to the holders of Primoris common stock if certain EBITDA milestones are achieved in 2008 and 2009.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Common Stock to be issued to Primoris, when issued in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller